EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES APPOINTMENT ROGER P. WAGNER TO BOARD OF DIRECTORS

CHESTER, WV — June 2, 2010 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that Roger P. Wagner was appointed to the Board as a director.

Mr. Wagner has over forty years of experience in the gaming and hotel management industry and is presently a founding partner of House Advantage, LLC, a gaming consulting group that focuses on assisting gaming companies in improving market share and bottom line profits.  Most recently, Mr. Wagner served as Chief Operating Officer for Binion Enterprises from 2007 through 2009, assisting legendary Jack Binion in identifying gaming opportunities, and served as Chief Operating Officer of Resorts International Holdings from 2005 to 2007.  Prior to that, Mr. Wagner was employed in various capacities by Horseshoe Gaming Holding Corp., Trump Hotels & Casino Resorts, Claridge Casino Hotel, Edgewater Hotel Casino, Sands Hotel Casino, MGM Grand Casino - Reno, Frontier Hotel Casino and Dunes Hotel Casino.

“We are very pleased that Roger has agreed to join our Board of Directors,” said Steven Billick, Chairman of MTR Gaming.  “Roger’s vast experience in all aspects of managing gaming and hospitality companies will make him a valuable asset for the Board and MTR’s shareholders.”

Mr. Wagner will serve as Chairman of the Board’s Compensation Committee and a member of the Board’s Finance and Nominating Committees.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com